Provident Financial Services, Inc. Announces Eighth Stock Repurchase Plan

JERSEY CITY, NJ, December 21, 2012 - Provident Financial Services, Inc. (NYSE:PFS) (the “Company”) announced that its Board of Directors authorized the Company’s eighth stock repurchase program to commence upon completion of the existing stock repurchase authorization.  Under the new authorization, the Company may repurchase up to 5% of the amount of shares of common stock currently outstanding, or approximately 3.0 million shares.  Repurchases will be made from time to time and will be effectuated through open market purchases, unsolicited negotiated transactions, or such other manner deemed appropriate by management.  Completion of the repurchase program will not be limited to a specific time period.  The Company’s repurchase activities will take into account SEC safe harbor rules and guidance for issuer share repurchases.  Approximately 1.1 million shares remain eligible for repurchase under the Company’s existing authorization.

About the Company

Provident Financial Services, Inc. is the holding company for The Provident Bank, a community-oriented bank offering a full range of retail and commercial loan and deposit products.  The Bank currently operates a network of full service branches throughout 11 counties in northern and central New Jersey.

Forward Looking Statements

Certain statements contained herein are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements may be identified by reference to a future period or periods, or by the use of forward-looking terminology, such as “may,” “will,” “believe,” “expect,” “estimate,” “anticipate,” “continue,” or similar terms or variations on those terms, or the negative of those terms. Forward-looking statements are subject to numerous risks and uncertainties, including, but not limited to, those related to the economic environment, particularly in the market areas in which the Company operates, competitive products and pricing, fiscal and monetary policies of the U.S. Government, changes in government regulations affecting financial institutions, including regulatory fees and capital requirements, changes in prevailing interest rates, acquisitions and the integration of acquired businesses, credit risk management, asset-liability management, the financial and securities markets and the availability of and costs associated with sources of liquidity.

The Company cautions readers not to place undue reliance on any such forward-looking statements which speak only as of the date made. The Company advises readers that the factors listed above could affect the Company's financial performance and could cause the Company's actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements. The Company does not undertake and specifically declines any obligation to publicly release the result of any revisions which may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.